SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ANDRX CORPORATION
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                               ANDRX CORPORATION

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 29, 1998

                               ----------------

To the Shareholders of Andrx Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Andrx Corporation, a Florida corporation (the "Company"), will be held at the Fort Lauderdale Airport Hilton, 1870 Griffin Road, Dania, Florida 33004 at 9:00 A.M., on June 29, 1998 for the following purposes:

   1. To elect two directors of the Company to serve until 2001;

   2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998; and

   3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on April 27, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors,

                                        SCOTT LODIN, Secretary

Fort Lauderdale, Florida
June 5, 1998

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                               ANDRX CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 29, 1998

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    TIME, DATE AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Andrx Corporation, a Florida corporation (the "Company"), of proxies from the holders of the Company's common stock, par value $.001 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 A.M., on June 29, 1998, at the Fort Lauderdale Airport Hilton, 1870 Griffin Road, Dania, Florida 33004, and at any adjournments or postponements thereof (the "Annual Meeting") pursuant to the enclosed Notice of Annual Meeting.

     The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is June 5, 1998. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 4001 S.W. 47th Avenue, Fort Lauderdale, Florida 33314, and its telephone number is (954) 584-0300.

                         INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                        PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

   1. To elect two directors of the Company to serve until 2001;

   2. To ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998; and

   3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 27, 1998 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 14,998,289 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required to ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending December 31, 1998 and any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                         BENEFICIAL SECURITY OWNERSHIP

     The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) the Company's Chief Executive Officer ("CEO") and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. The Company is not aware of any beneficial owner of more than 5% of the outstanding Common Stock other than as set forth in the following table.

NAME AND ADDRESS OF                            NUMBER OF SHARES       PERCENT OF CLASS
BENEFICIAL OWNER(1)                         BENEFICIALLY OWNED(2)       OUTSTANDING
----------------------------------------   -----------------------   -----------------
Alan P. Cohen(3) .......................          1,628,964                 10.9%

Elliot F. Hahn, Ph.D.(4) ...............            992,947                  6.6%

Chih-Ming J. Chen, Ph.D.(5) ............          1,693,414                 11.2%

Randy Glover(6) ........................             26,000                    *

Angelo C. Malahias(7) ..................             21,300                    *

Elaine Bloom(8) ........................             24,775                    *

Irwin C. Gerson(9) .....................             24,375                    *

Elliot Levine(10) ......................             29,120                    *

Michael A. Schwartz, Ph.D.(11) .........             24,375                    *

Melvin Sharoky, M.D.(12) ...............             31,080                    *

Watson Pharmaceuticals, Inc.(13)
311 Bonnie Circle
Corona, CA 91720 .......................          3,028,869                 19.8%

All directors and executive officers
  as a group (11 persons)(14) ..........          4,543,850                 29.6%

----------------
  *  Less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 4001 S.W. 47th Avenue, Fort Lauderdale, Florida 33314.

 (2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock that such persons have the right to acquire a beneficial interest in within 60 days.

 (3) Includes 4,875 shares of Common Stock held jointly by Mr. Cohen and his spouse and 1,624,089 shares held in family limited partnerships.

 (4) Represents 582,945 shares of Common Stock held in trust for the benefit of Dr. Hahn and 410,002 shares of Common Stock held in trusts for the benefit of Dr. Hahn's children.

 (5) Includes 1,200,000 shares of Common Stock and 257,693 shares of Common Stock held by limited partnerships for which Dr. Chen is an officer of the corporate general partner, and 200,000 shares of Common Stock issuable upon the exercise of stock options.

 (6) Includes 20,000 shares of Common Stock issuable upon exercise of stock options.

 (7) Includes 18,500 shares of Common Stock issuable upon the exercise of stock options, 2,000 shares of Common Stock held jointly by Mr. Malahias and his spouse, and 800 shares of Common Stock held by Mr. Malahias as custodian for his minor children.

 (8) Includes 12,875 shares of Common Stock issuable upon exercise of stock options.

 (9) Includes 24,375 shares of Common Stock issuable upon exercise of stock options.

(10) Represents 4,620 shares of Common Stock held jointly by Mr. Levine and his spouse, 2,000 shares of Common Stock issuable upon the exercise of warrants held jointly by Mr. Levine and his spouse, and 22,500 shares of Common Stock issuable upon the exercise of stock options.

(11) Represents 24,375 shares of Common Stock issuable upon exercise of stock options.

(12) Includes 15,250 shares of Common Stock issuable upon exercise of stock options and 830 shares of Common Stock held by Dr. Sharoky as custodian for his minor children. Does not include shares of Common Stock beneficially owned by Watson, in which shares Dr. Sharoky disclaims beneficial ownership.

(13) Includes 337,079 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock held by Watson.

(14) Includes the shares of Common Stock described in notes (3), (4), (5), (7),
     (10) and (12) 338,875 shares of Common Stock issuable upon the exercise of the stock options and warrants described in notes (5) through (12); and 2,500 shares of Common Stock and 45,000 shares of Common Stock issuable upon the exercise of stock options held by Scott Lodin, the Company's Vice President, General Counsel and Secretary.

                             ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Dr. Elliot F. Hahn, Representative Elaine Bloom and Elliot Levine hold office until the 1998 Annual Meeting. Alan P. Cohen and Dr. Melvin Sharoky hold office until the 1999 Annual Meeting. Dr. Chih-Ming J. Chen, Irwin C. Gerson and Dr. Michael A. Schwartz hold office until the 2000 Annual Meeting.

     At the Annual Meeting, two directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2001 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to the Company, will be voted FOR the election as directors of the two persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

NOMINEES

     The persons nominated as directors are as follows:

                                                                               YEAR FIRST
NAME                                  AGE    POSITION WITH THE COMPANY      ELECTED DIRECTOR
----------------------------------   -----   ---------------------------   -----------------
Elliot F. Hahn, Ph.D.(1) .........   53      President and Director        1993

Rep. Elaine Bloom(2) .............   60      Director                      1993

----------------
(1) Member of Executive Committee
(2) Member of Audit Committee

     DR. ELLIOT F. HAHN has been President and a director of the Company since February 1993. From June 1990 to February 1993, Dr. Hahn was employed as Vice President, Scientific Affairs of IVAX Corporation ("IVAX"), where he was involved in the evaluation and international licensing of product opportunities and was responsible for maintaining the intellectual property of IVAX. From 1988 to 1993, Dr. Hahn also served as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX. Prior to that, he was an Associate Professor at The Rockefeller University from 1977 to 1988. From 1972 until 1977, Dr. Hahn was an Assistant Professor at Albert Einstein College of Medicine and a member of the Institute for Steroid Research at Montefiore Hospital in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. Dr. Hahn holds a B.S. degree from City College of New York and a Ph.D. degree in chemistry from Cornell University.

     REPRESENTATIVE ELAINE BLOOM, a director of the Company since October 1993, is the former Speaker Pro-Tempore of the Florida House of Representatives, of which she has been a member from

1974 to 1978 and since 1986. She currently chairs the Joint Legislative Management Committee and serves on the Health Care, Aging and Human Services and Government Operations Committees.

     Elliot Levine has declined to run for re-election to the Board of Directors so that he may pursue certain other opportunities.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF BOTH OF THE NOMINEES FOR ELECTION AS DIRECTORS.

     Set forth below is certain information concerning the directors who are not currently standing for election:

                                                                                          YEAR FIRST        YEAR CURRENT
NAME                                       AGE    POSITION WITH THE COMPANY            ELECTED DIRECTOR     TERM EXPIRES
---------------------------------------   -----   ---------------------------------   ------------------   -------------
Alan P. Cohen(1) ......................    42     Chairman of the Board                     1992               1999
                                                  and Chief Executive Officer

Chih-Ming J. Chen, Ph.D.(1) ...........    46     Vice President, Chief Scientist           1992               2000
                                                  and Director

Irwin C. Gerson(2) ....................    68     Director                                  1993               2000

Michael A. Schwartz, Ph.D.(2) .........    67     Director                                  1993               2000

Melvin Sharoky, M.D.(3) ...............    47     Director                                  1995               1999

----------------
(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Previously a member of the Executive Committee and to become a member of the Audit Committee.

     ALAN P. COHEN has been Chairman of the Board and Chief Executive Officer and a director of the Company, which he founded in August 1992. He is a graduate of the University of Florida and is a registered pharmacist. In 1984, Mr. Cohen founded Best Generics, Inc., a generic drug distribution firm ("Best"), which was sold to IVAX in 1988. Mr. Cohen served as President of Best from April 1989 until June 1990. Alan P. Cohen and certain members of his family control Corner Drugstore, Inc., a privately-held retail drugstore chain, which was a shareholder and customer of the Company. Corner Drugstore, Inc., filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 1994.

     DR. CHIH-MING J. CHEN has served as the Company's Vice President, Chief Scientist and a director since November 1992. In January 1992, Dr. Chen formed his own company, ASAN Labs, Inc., which was acquired by the Company in November 1992. Dr. Chen served as the Director of Product Development at IVAX from 1988 to 1992, where he was the leader of a research team which specialized in the development of drug formulations, including several controlled-release products. After graduating with a Ph.D. degree in pharmaceutics from Ohio State University in 1981, Dr. Chen worked at Bristol-Myers and Berlex Labs.

     IRWIN C. GERSON, a director of the Company since November 1993 and currently Chairman Emeritus, was the Chairman of the Lowe McAdams Healthcare division of the Interpublic Group (formerly William Douglas McAdams, Inc.), a health care marketing, communications and public relations company, from 1987 through January 1998. Mr. Gerson is a member of the board of trustees of academic institutions, including Long Island University, Albany College of Pharmacy and is Chairman of the Council of Overseers of the Arnold and Marie Schwartz College of Pharmacy. Mr. Gerson is also a director of Cytoclonal Pharmaceutics, Inc., a biotechnology company.

     DR. MICHAEL A. SCHWARTZ, a director of the Company since November 1993, is currently Dean Emeritus and a Professor at the College of Pharmacy at the University of Florida having served as Dean of that college from April 1978 through May 1996.

     DR. MELVIN SHAROKY, a director of the Company since November 1995, has been the President of Somerset Pharmaceuticals, Inc. since July 1995. Dr. Sharoky was President of Watson from July 1995 through January 1998 and a director of Watson from July 1995 through May 1998. From February 1993 through January 1998, Dr. Sharoky served as the President and Chief Executive Officer of Circa. While Dr. Sharoky previously served on the Company's Board of Directors as the designee of Watson, neither he nor anyone else currently serves as Watson's designee to the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and holders of more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and The Nasdaq National Market. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, with respect to the fiscal year ended December 31, 1997 ("Fiscal 1997"), all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During Fiscal 1997, the Board of Directors held six formal meetings and took actions by written consent on one occasion. During Fiscal 1997, no director attended fewer than 75% of the number of meetings of the Board of Directors and each Committee of the Board of Directors held during the period such director served on the Board.

     The only standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Executive Committee. The Board does not have a nominating or similar committee.

     The Audit Committee is presently comprised of Representative Elaine Bloom and Elliot Levine. The duties and responsibilities of the Audit Committee include (a) recommending to the Board of Directors the appointment of the Company's independent certified public accountants and any termination of engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing the Company's significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors. The Audit Committee met on two occasions during Fiscal 1997.

     The Compensation Committee is presently comprised of Irwin C. Gerson and Dr. Michael A. Schwartz. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's 1993 Stock Incentive Plan (the "Plan"). The Compensation Committee met on three occasions during Fiscal 1997 and took action by written consent on seven occasions.

     The Executive Committee is presently comprised of Alan P. Cohen, Dr. Elliot F. Hahn, Dr. Chih-Ming J. Chen and Melvin Sharoky. The Executive Committee informally consults from time to time concerning industry trends, the direction of the Company, potential collaborations, and other potential opportunities. The Executive Committee had no formal meetings during Fiscal 1997.

     Elliot Levine has declined to run for re-election to the Board of Directors. Thus, after the Annual Meeting, Elliot Levine will no longer be a member of the Audit Committee. After the Annual Meeting, Mr. Sharoky will transfer to and serve on the Audit Committee.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following compensation table sets forth, for the fiscal year ended December 31, 1995 and 1996 and Fiscal 1997, the cash and certain other compensation paid by the Company to the Company's CEO and the four most highly compensated other executive officers whose annual salary and bonus exceeded $100,000 during Fiscal 1997 (together with the CEO, collectively, the "Named Executive Officers"):

                                                                                                         LONG-TERM
                                                            ANNUAL COMPENSATION                        COMPENSATION
                                        -----------------------------------------------------------   --------------
                                                                                                        SECURITIES
                                                                                     OTHER ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)        BONUS($)        COMPENSATION($)     OPTIONS(#)(1)
-------------------------------------   ------   -----------   ----------------   -----------------   --------------
Alan P. Cohen, Chairman                 1997       188,400           55,000             13,300(2)             --
 of the Board and CEO                   1996       141,900           50,000             18,000(2)             --
                                        1995       124,300               --             10,600(2)             --

Elliot F. Hahn, Ph.D., President        1997       188,400           50,000             14,700(2)             --
                                        1996       141,900           45,000             19,900(2)             --
                                        1995       124,300               --             13,400(2)             --

Chih-Ming J. Chen, Ph.D.                1997       188,400           50,000             15,900(2)             --
 Vice President and Chief Scientist     1996       141,900           45,000             19,400(2)             --
                                        1995       124,300          108,500(3)          14,909(2)             --

Randy Glover, Vice President            1997       171,700           38,000            265,000(5)          4,000
 of Operations(4)                       1996       108,000           37,800                 --            50,000

Angelo C. Malahias, Vice President      1997       129,700           25,000             38,600(7)          7,500
 and Chief Financial Officer(6)         1996       110,800           20,000             12,900(7)         40,000

----------------
(1) Represents options to purchase shares of Common Stock granted to the Named Executive Officer under the Plan.

(2) Represents an automobile allowance, premiums for a $1 million life insurance policy (the beneficiary of which is designated by the Named Executive Officer), certain medical expense reimbursements and the premiums for a disability policy (other than for Mr. Cohen), the beneficiary of which is designated by the Named Executive Officer.

(3) Represents compensation to Dr. Chen arising from the forgiveness of an interest-bearing loan made by the Company to Dr. Chen.

(4) Mr. Glover joined the Company as Vice President of Operations in March
    1996.

(5) Represents exercise of options to purchase 11,000 shares of Common Stock with an exercise price of $11.00 per share.

(6) Mr. Malahias joined the Company as Vice President and Chief Financial Officer in January 1996.

(7) Represents relocation expenses and reimbursement of premium on medical and dental insurance.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company do not receive cash compensation for their services. On June 1 of each year non-employee directors of the Company are granted stock options under the Plan to purchase 7,000 shares of Common Stock. Each person who becomes a non-employee director after June 1 of any year will be granted an option on the date such person becomes a director (the "Appointment Date") to purchase that number of shares equal to 7,000 multiplied by a fraction, the numerator of which is the number of full months between the Appointment Date and the following June 1, and the denominator of which is twelve. These options are exercisable in ten equal monthly installments (unless such director's term commences after June 1, in which case the options shall vest equally over the number of full months they serve as a director until the following June 1), beginning the first day of the month following the date of grant, provided the optionee has continuously served as a non-employee director. All options granted to non-employee directors are granted at fair market value on the date of the grant and expire ten years from the date of the grant. The following sets forth information with respect to options previously granted to non-employee directors under the Plan.

NAME OF OPTIONEE                         NUMBER OF SHARES     EXERCISE PRICE      EXPIRATION DATE
-------------------------------------   ------------------   ----------------   ------------------
Elaine Bloom ........................          2,500             $  3.00             May 12, 2003
                                               9,000             $  6.50           August 7, 2004
                                               5,875             $ 12.00             May 31, 2006
                                               7,000             $ 23.00             May 31, 2007

Irwin C. Gerson .....................          2,500             $  3.00             May 12, 2003
                                               9,000             $  6.50           August 7, 2004
                                               5,875             $ 12.00             May 31, 2006
                                               7,000             $ 23.00             May 31, 2007

Elliot Levine .......................          2,500             $  8.00         January 23, 2004
                                               9,000             $  6.50           August 7, 2004
                                               4,000             $ 12.00             May 31, 2006
                                               7,000             $ 23.00             May 31, 2007

Michael A. Schwartz, Ph.D. ..........          2,500             $  3.00             May 12, 2003
                                               9,000             $  6.50           August 7, 2004
                                               5,875             $ 12.00             May 31, 2006
                                               7,000             $ 23.00             May 31, 2007

Melvin Sharoky, M.D. ................          2,500             $ 11.00        November 11, 2005
                                               5,750             $ 12.00             May 31, 2006
                                               7,000             $ 23.00             May 31, 2007

INDEMNIFICATION AGREEMENTS

     The Company has entered into an indemnification agreement with each of its directors and executive officers. Each indemnification agreement provides that the Company will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of the Company, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

EMPLOYMENT AGREEMENTS

     The Company was party to an employment agreement with each of Mr. Cohen, Dr. Hahn and Dr. Chen which expired in February 1998.

     The Company is party to an employment agreement with Mr. Malahias, its Vice President and Chief Financial Officer, which expires in February 2001. Mr. Malahias currently receives a base salary of $150,000 per year. The agreement provides that if Mr. Malahias' employment is terminated by the Company without cause, Mr. Malahias may receive a lump sum payment up to $90,000. Other amounts are payable and acceleration of vesting of certain options may occur in the event Mr. Malahias' employment is terminated pursuant to a change of control of the Company. The agreement includes provisions regarding confidentiality and non-solicitation.

     The Company has an agreement with Mr. Lodin, its Vice President, General Counsel and Secretary, which provides that in the event Mr. Lodin's employment is terminated by the Company without cause prior to December 31, 1998, Mr. Lodin will receive a lump-sum payment equal to 100% of his then annual compensation. Mr. Lodin currently receives a base salary of $172,500.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during Fiscal 1997 to any of the Named Executive Officers.

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE OF ASSUMED
                                 NUMBER OF                                                              ANNUAL RATES OF
                                SECURITIES        % OF TOTAL                                        STOCK PRICE APPRECIATION
                                UNDERLYING     OPTIONS GRANTED     EXERCISE OR                          FOR OPTION TERMS
                                  OPTIONS      TO EMPLOYEES IN     BASE PRICE                       ------------------------
                                GRANTED(#)       FISCAL YEAR         ($/SH)       EXPIRATION DATE      5%(1)        10%(1)
                               ------------   -----------------   ------------   ----------------   ----------   -----------
Randy Glover ...............        4,000             1.8%             23.00       June 1, 2007      $ 58,000     $147,000

Angelo C. Malahias .........        7,500             3.5%             20.25      March 2, 2007      $108,000     $275,000

----------------
(1) Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Common Stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

STOCK OPTIONS HELD AT END OF FISCAL 1997

     The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers listed as of December 31, 1997.

                                                                NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END
                               SHARES ACQUIRED     VALUE    ----------------------------- ----------------------------------
NAME                             ON EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
----------------------------- ----------------- ----------- ------------- --------------- ---------------- -----------------
Chih-Ming J. Chen, Ph.D......           --             --      200,000             --        $5,550,000               --

Randy Glover ................       11,000       $265,000        9,000         34,000           209,300         $742,500

Angelo C. Malahias ..........           --             --        8,000         39,500           186,000          849,000

----------------
(1) Based on a fair market value of $34.25 per share at December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Commission, the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year. The report of the Company's Compensation Committee is set forth below.

  COMPENSATION PHILOSOPHY

     The three principal components of the Company's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Company's Board of Directors and the Compensation Committee, which objectives include (i) attracting and retaining competent management, (ii) recognizing individual initiative and achievement, (iii) rewarding management for short and long term accomplishments, and (iv) aligning management compensation with the achievement of the Company's goals and performance.

     The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. This alignment is amplified by the extensive holdings by management of the Company's Common Stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and the responsibilities assumed by the executive.

     The Compensation Committee intends to annually review the Company's existing management compensation programs and plans (i) to meet with the chief executive officer to consider and set mutually agreeable performance standards and goals for members of senior management and/or the Company, as appropriate or as otherwise required pursuant to any such officer's employment agreement and (ii) to consider and, as appropriate, approve modifications to such programs to ensure a proper fit with the philosophy of the Compensation Committee and the agreed-upon standards and goals.

  EXECUTIVE OFFICER COMPENSATION

     Fiscal 1997 base salary, bonus and stock options for the Company's executive officers were determined by the Compensation Committee. This determination was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals and individual performance during Fiscal 1997, compensation levels at competitive similarly situated publicly held companies and the Company's historical compensation levels. Although Company performance was one of the factors considered, the approval of the Compensation Committee was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to Company performance.

  STOCK OPTIONS

     The Company maintains the Plan which is designed to attract and retain executive officers, directors and other employees of the Company and to reward them for delivering long-term value to the Company.

                                        Michael A. Schwartz, Ph.D.
                                        Irwin C. Gerson

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the Nasdaq Stock Market-US Index and The S&P Pharmaceutical Preparations Industry Index commencing on June 14, 1996 (the first day the Common Stock began trading on The Nasdaq National Market) and ending December 31, 1997.

                COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*
          AMONG ANDRX CORPORATION, THE S&P PHARMACEUTICAL PREPARATIONS
            INDUSTRY INDEX AND THE NASDAQ STOCK MARKET--U.S. INDEX

                                [GRAPH OMITTED]



                                  JUNE 14, 1996     DECEMBER 31, 1996     DECEMBER 31, 1997
                                 ---------------   -------------------   ------------------
Andrx ........................         $100             $  134.42            $  285.42
SIC Code Index ...............          100                113.21               164.49
Nasdaq Market Index ..........          100                102.89               125.86

----------------
* Assumes that $100 was invested on June 14, 1996 in the Company's Common Stock, in The S&P Pharmaceutical Preparations Industry Index, or The Nasdaq Stock Market Index, and that all dividends are reinvested.

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH WATSON

     The Company is a partner in ANCIRC Pharmaceuticals ("ANCIRC"), a joint venture with Watson Pharmaceuticals, Inc. ("Watson"), for the development of up to eight controlled-release pharmaceuticals. In connection with the establishment of ANCIRC, the Company sold to Watson, for aggregate consideration of $6.0 million, (i) 33,708 shares of preferred stock, which in accordance with its terms, converted into 674,160 shares of Common Stock on April 30, 1995 and (ii) the Watson Warrants to purchase 337,079 shares of Common Stock exercisable through July 1999 at a price of $8.90.

     In August 1995, Watson purchased an additional 90,909 shares of Common Stock from the Company at a price of $11.00 per share and Watson was granted a two-month option to purchase no less than 818,182 nor more than 1,454,545 shares of Common Stock from the Company, Mr. Cohen, trusts for the benefit of Dr. Hahn's children (the "Trusts") and Dr. Chen at a price of $11.00 per share (with no more than 181,818 shares being sold by selling shareholders). Watson exercised such option in October 1995 and in December 1995, purchased 1,144,903 shares from the Company, 63,636 shares from Mr. Cohen, 54,546 shares from the Trusts, and 63,636 shares from Dr. Chen, for a total of 1,326,721 shares of Common Stock. In connection with the exercise of the option by Watson, the ANCIRC joint venture agreement was amended to provide that the Company and Watson would agree on two additional product candidates to be developed by ANCIRC, and to restructure the respective interests of the Company and Watson in ANCIRC so that ANCIRC became a 50/50 joint venture.

     In June 1997, Watson purchased an additional 150,000 shares of Common Stock from the Company and 450,000 shares from Andrx's founders at a price of $22.50 per share, the closing price of the Common Stock on the business date prior to the sale. Watson also entered into a standstill agreement with the Company pursuant to which it agreed, among other matters, not to acquire more than a 25% equity interest in the Company or engage in certain transactions with the Company (including a merger), prior to June 13, 2000, without the prior approval of the Company's Board of Directors.

     The Company has also granted Watson certain demand and piggyback registration rights, under the Securities Act of 1933, as amended, with respect to the shares of Common Stock held by Watson and the shares underlying the Watson Warrants, which rights became exercisable commencing June 1997.

TRANSACTIONS WITH DR. CHEN

     In November 1992, the Company entered into an agreement with Dr. Chih-Ming
J. Chen and ASAN Labs, Inc., his wholly-owned company ("ASAN"), pursuant to which the Company acquired equipment from ASAN and certain patent rights and "know how" owned by Dr. Chen. Dr. Chen assigned to the Company a portion of a royalty payable to him pursuant to a separate agreement in principle he had entered into with a pharmaceutical manufacturer. In consideration for the foregoing, the Company issued to Dr. Chen 1,737,450 shares of Common Stock. The terms of the transaction were determined by negotiation between Dr. Chen and the Company. ASAN's and Dr. Chen's cost for the equipment, patent rights and "know how" purchased by the Company was approximately $100,000. In February 1993, the Company also made a non-interest bearing advance of $50,000 to Dr. Chen with no specified maturity date and at such time the agreement in principle between Dr. Chen and the pharmaceutical manufacturer was terminated. In consideration for his agreeing to terminate this agreement, the Company entered into a new royalty agreement (the "February 1993 Agreement") with Dr. Chen which provided for payment to Dr. Chen of royalties on two generic pharmaceuticals under development, the generic version of Cardizem CD/registered trademark/ and 3.33% of the Company's net operating revenues related to its generic version of Seldane D/registered trademark/. In March 1994, the Company and Dr. Chen entered into an amendment (the "March 1994 Agreement") to the February 1993 Agreement to reduce the amount of royalties relating to these products to be paid to Dr. Chen. Under the terms of the March 1994 Agreement, Dr. Chen will receive 3.33% of the net revenues received by the Company from sales of these products less, in the case of the generic version of Seldane D/registered trademark/, the Company's investment in this product. Under the terms of the March 1994 Agreement, the Company also (i) paid Dr. Chen $50,000; (ii) canceled his obligation to repay the $50,000 advance; and (iii) agreed to recommend to the Compensation Committee that Dr. Chen be paid a bonus upon each of the filing of an abbreviated new drug application ("ANDA") relating to the Company's generic version of Cardizem CD/registered trademark/ and FDA approval of the ANDA. In August 1994, the bonus arrangement referred to in (iii) was modified to provide Dr. Chen with a $100,000 loan and to grant to Dr. Chen ten-year options under the Plan to purchase 200,000 shares of Common Stock, which options are fully vested. These options were granted at an exercise price of $6.50 per share, representing the fair market value on the date of grant. In March 1996, following the filing of an abbreviated new drug application relating to the Company's generic version of Dilacor XR/registered trademark/, the Compensation Committee agreed to forgive Dr. Chen's indebtedness to the Company.

     RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent certified public accountants, served as the Company's independent certified public accountants for Fiscal 1997. The Board of Directors has selected Arthur Andersen LLP as the Company's independent certified public accountants for the current fiscal year ending December 31, 1998. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than February 4, 1999.

                                        By Order Of The Board of Directors

                                        SCOTT LODIN, Secretary

Fort Lauderdale, Florida
June 5, 1998

                                ANDRX CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 29, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                ANDRX CORPORATION

         The undersigned hereby appoints Alan P. Cohen and Elliot F. Hahn, Ph.D., as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of common stock, $.001 par value per share, of Andrx Corporation (the "Company") held of record by the undersigned on April 27, 1998 at the Annual Meeting of Shareholders to be held on June 29, 1998 or any adjournment or adjournments thereof.

Proposal 1.  ELECTION OF DIRECTORS

[ ] FOR ALL THE NOMINEES LISTED BELOW   [ ] WITHHOLD AUTHORITY (except as marked
                                        to the contrary below) TO VOTE FOR ALL
                                        NOMINEES LISTED BELOW.

Elliot F. Hahn, Ph.D. and Rep. Elaine Bloom

(INSTRUCTIONS: To withhold authority for any individual nominees, write that nominee's name in the space below.)

--------------------------------------------------------------------------------

Proposal 2. To ratify the selection of Arthur Andersen LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1998.

[ ] FOR                       [ ] AGAINST                            [ ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2.

                                    Dated: _______________________________, 1998


                                    ____________________________________________
                                    (Signature)

                                    ____________________________________________
                                    (Signature)

                                    PLEASE SIGN HERE

                                    Please date this proxy and sign your name exactly as it appears hereon.

                                    Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

                                    PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD
                                    IN THE ENCLOSED ENVELOPE. NO POSTAGE IS
                                    REQUIRED IF MAILED IN THE UNITED STATES.